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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 3 day of August, 2005 (the "Effective Date"), by and between Spirit AeroSystems, Inc. a Delaware corporation (the "Company"), and Ulrich Schmidt ("Executive").

                                    Recitals

     WHEREAS, Executive has agreed to become the Chief Financial Officer of the Company pursuant to the terms and conditions of this Agreement; and

     WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

     1. Employment. At all times during the Employment Period (as hereinafter defined), the Company shall employ Executive in the capacity of Chief Financial Officer of the Company. In such capacity, Executive shall devote his full business time and professional efforts to such position, shall be assigned and undertake those duties and tasks as are appropriate for a person in such position, which may include serving as a member of the Board of Directors of the Company (the "Board") or as an executive officer or member of the board of directors of Spirit AeroSystems Holdings, Inc. ("Parent") or any subsidiary of the Company or the Parent (the Parent, the Company, and any such subsidiaries, the "Affiliated Companies") at the Company's reasonable request, and shall exercise such authority as is customarily exercised by a Chief Financial Officer of the Company subject to the overall supervision of the Board and the Chief Executive Officer of the Company, and shall comply with all Company policies, including, but not limited to, those dealing with ownership of inventions, patents, and other intellectual property.

     2. Employment Period. The term of this Agreement shall commence on August 15, 2005, or such other date as the parties may mutually agree, but not later than September 12, 2005 (the "Commencement Date"), and shall expire, subject to earlier termination of employment as hereinafter provided, on the third anniversary of the Commencement Date ("Employment Period"); provided, however, that on the second anniversary of the Commencement Date and each anniversary thereafter of such date, the Employment Period shall automatically be extended for an additional one (1) year period unless prior thereto: (a) either party has given written notice to the other that such party does not wish to extend the term of this Agreement, or (b) the parties have agreed to otherwise extend this Agreement.

     3. Compensation. Except as otherwise provided for herein, throughout the Employment Period the Company shall pay or provide Executive with the following, and

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Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him throughout the Employment Period under this Agreement, including, without limitation, any services as a member of the Board (it being understood and agreed that Executive will not receive any additional compensation for serving as a member of the Board or as an officer or member of the board of directors of any other Affiliated Company at the Company's reasonable request):

          (a) Annual Compensation.

               (i) Base Salary: Four Hundred Thirty-Two Thousand Five Hundred Dollars ($432,500.00) per year (the "Base Salary"), payable in accordance with the Company's usual pay practices, to be reviewed annually by the Board (or, at the Board's direction, a committee of the Board) but the Base Salary may not be reduced by the Board to an amount that is less than the highest amount Executive has attained on an annualized basis, unless such reduction is part of (and no greater than the percentage of) a general salary reduction applied to all senior executives of the Company as a group. For purposes of the Agreement, the term "senior executives" shall mean, with respect to the Company, the highest paid ten officers of the Company. Notwithstanding the foregoing, for the portion of the Employment Period prior to September 12, 2005 (if any), Executive shall be paid a pro rated Base Salary, based on the actual number of days Executive is performing services for the Company at its offices in Wichita, Kansas.

               (ii) Annual Incentive Compensation: In addition to Base Salary, Executive shall be provided target incentive compensation (either in cash or common stock of the Parent or any combination of the foregoing, as specified by the Board of Directors of the Parent or other administrative committee of the Company's Short-Term Incentive Plan, as in effect from time to time (the "STIP")) pursuant to the terms and conditions of the STIP; provided, however, that at least 50% of any benefits payable to Executive pursuant to the STIP each year shall be paid to Executive in cash. The first year incentives shall include 160% of Base Salary if target incentives are reached and 320% of Base Salary upon achievement of outstanding goals. For 2005, Executive shall receive a prorated bonus based on the number of days worked.

          (b) Benefit Plans. Executive shall also participate in the Company's other employee benefit plans, policies, practices, and arrangements in which all senior executives are eligible to participate, or plans and arrangements substituted therefor or in addition thereto, including without limitation any defined benefit retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, other arrangement, or any successors thereto, the Executive Investment Plan ("EIP"), STIP, and such other benefit plans, any and all of which may be amended by the Company from time to time, (collectively hereinafter referred to as the "Benefit Plans"); provided, however, that Executive shall not participate in any of the Benefit Plans unless and until Executive commences performing services for the Company. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.


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          (c) Vacation. From and after September 12, 2005, Executive shall have vacation of no less than four (4) weeks per year, and all paid holidays given by the Company to its executive officers.

          (d) Fringe Benefits. All fringe benefits and perquisites typically offered to senior executives of the Company, all in accordance with the Company's policies as the same may be amended from time to time.

          (e) Withholding Taxes. Except as provided in Section 5(a)(vi), the Company shall have the right to deduct from all payments made to Executive hereunder any federal, state, or local taxes required by law to be withheld with respect to such payments.

          (f) Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder in accordance with the Company's policies and procedures then in effect.

     4. Office. Throughout the Employment Period the Company shall provide an office to Executive in Wichita, Kansas, the location and furnishings of which shall be equivalent to or better than the offices provided to other senior executives of the Company at the primary location of Executive's employment, and the Company shall provide secretarial services and other administrative services to Executive that shall be equivalent to or better than the secretarial services and other administrative services provided to other senior executives of the Company.

     5. Transition Benefits. In consideration of Executive's agreement to accept employment with the Company and relocate to Wichita, Kansas, the Company will provide Executive with the following benefits in connection with such transition.

          (a) Relocation Benefits. The Company will provide Executive with the following benefits in connection with Executive's relocation to Wichita, Kansas:

               (i) Reimbursement of Executive's reasonable expenses of moving Executive and Executive's family and tangible personal property to Wichita, Kansas.

               (ii) Reimbursement of the reasonable and customary brokerage commission incurred upon sale of Executive's home in Charlotte, North Carolina.

               (iii) Reimbursement of Executive's reasonable temporary living expenses in Wichita, Kansas, including, without limitation, all commuting expenses of Executive and Executive's spouse between North Carolina and Kansas and all home, furniture, and vehicle rental expenses for Executive and Executive's spouse, for the lesser of (i) the period until Executive sells his house in Charlotte, North Carolina, or (ii) twenty-four (24) months after the Commencement Date, it being understood that Executive shall use commercially reasonably efforts to sell Executive's house in Charlotte, North Carolina in a timely manner.


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               (iv) Reimbursement of Executive's reasonable legal fees incurred in connection with Executive's relocation to Wichita, Kansas and the negotiation of Executive's employment agreement with the Company.

               (v) Payment of a one-time cash payment equal to two (2) months of Executive's Base Salary to reimburse Executive for all other miscellaneous expenses associated with Executive's relocation to Wichita, Kansas, it being understood that such payment, along with the other amounts specifically set forth in this Section 5(a), shall represent all of the benefits to be provided by the Company in connection with Executive's relocation to Wichita, Kansas.

               (vi) Payment of all taxes associated with Executive's receipt of the foregoing benefits so that after payment of all taxes by Executive, Executive shall have the total amount of such benefits. The Executive shall take such steps as the Company may reasonably request to substantiate any of the foregoing expenses.

          (b) Benefits in Lieu of Foregone Executive Compensation. In consideration of all executive compensation benefits foregone by Executive upon termination of Executive's employment with The Goodrich Corporation ("Goodrich"), including, but not limited to, benefits under any supplemental executive retirement plan, excess benefit plan, benefit restoration plan, restricted stock plan, option plan, or any other plan, agreement, or arrangement providing executive compensation benefits, the Company will make a one-time cash payment to Executive of Four Million One Hundred Thousand Dollars ($4,100,000.00), it being understood that this amount has been determined on the assumption that Goodrich will not withhold payment of Executive's pro rated 2005 performance bonus and/or earned performance shares. Executive will vigorously pursue payment from Goodrich of both Executive's pro rated 2005 performance bonus and Executive's earned performance shares (collectively, the "Goodrich Amounts"), it being understood, however, that Executive may, but shall not be required to, commence legal action against Goodrich (other than exhaustion of administrative remedies, if any) in order to obtain payment of the Goodrich Amounts by Goodrich. Failing payment of the Goodrich Amounts by Goodrich, however, the Company will additionally compensate Executive for the Goodrich Amounts.

     6. Termination. This Agreement shall terminate upon the following circumstances:

          (a) Without Cause. At any time at the election of either Executive or Company for any reason or no reason, without cause. For purposes of this Agreement, termination of the Agreement by the Company without cause shall include, without limitation:

               (i) Constructive Discharge. Executive's duties and responsibilities are materially and adversely altered and/or, except as provided in Section 3(a)(i), Executive's Base Salary is materially reduced by the Company, in either case without Executive's consent, and/or the Company commits a material breach of this Agreement.

               (ii) Change in Control. Following a change in control of the Company (as determined under the EIP), Executive (A) is not offered continued employment with the Company (or its successor) in the position of Chief Financial Officer having duties,


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     compensation, and geographic location that are, in all material respects, at least as favorable as the position held by Executive with the Company at the time of the change in control (a "Comparable Position"), or (B) continues to perform services for the Company (or its successor) after the change in control but, within twelve months following the change in control, is assigned to a position that is not a Comparable Position.

          (b) Cause. At any time at the election of Company for Cause. "Cause" for this purpose shall mean Executive committing a material breach of this Agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the conviction of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to Company. "Cause" for this purpose also shall mean Executive willfully or continuously refusing to, or willfully failing to, perform the material duties reasonably assigned to him by the Board that are consistent with the provisions of this Agreement and not resulting from a Disability, unless such refusal or failure is cured by Executive within a reasonable time not to exceed 30 days after written notice to the Executive by the Company. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the Board.

          (c) Disability or Death. Executive's being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period ("Disability") or Executive's death.

     7. Effect of Termination.

          (a) Voluntary Termination. If Executive's employment is voluntarily terminated by Executive, the Company shall pay Executive's Base Salary through point of termination and pay one half (1/2) a pro rated bonus under the STIP for the time worked at the time incentive compensation would otherwise be payable under the STIP for the year of termination on the basis of the Company's performance relative to target achieved for that full year, provided that, following termination of Executive's employment, all benefits payable to Executive under the STIP shall be paid in cash. With regard to the EIP, Executive shall not be credited with any additional years of service for vesting purposes following voluntary termination of employment by Executive. Except as may otherwise be expressly provided in this Agreement, in any Benefit Plan or other agreement between the Company and Executive, Company shall have no further obligation to Executive other than to reimburse Executive for reasonable business expenses incurred prior to termination.

          (b) Termination for Cause. If Executive's employment is terminated by Company for Cause, the Company shall pay Executive's Base Salary through point of termination. With regard to the EIP, Executive shall not be credited with any additional years of service for vesting purposes following termination of employment and shall acquire an interest in shares under the EIP only to the extent provided therein. Except as may otherwise be expressly provided in this Agreement, in any Benefit Plan or other agreement between the Company and Executive, Company shall have no further obligation to Executive other than to reimburse Executive for reasonable business expenses incurred prior to termination.


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          (c) Termination By Expiration of Agreement. If Executive's employment is terminated because of the expiration of the Employment Period without renewal, Company shall (i) continue to pay Executive his Base Salary in effect immediately prior to the end of the Employment Period for a period (the "Expiry Period") equal to the greater of: (A) 12 months from the end of the Employment Period, or (B) the duration of the Non-Competition Period (as defined below);
(ii) with regard to the STIP, pay a bonus at the time incentive compensation would otherwise be payable under the STIP for the year of termination on the basis of the Company's performance relative to target achieved for that full year and, in respect of the remainder of the Expiry Period, pay a bonus at the time incentive compensation would otherwise be payable under the STIP for the year or years (or part thereof) in the remaining portion of the Expiry Period on the basis that the Company achieved target for such year or years, but pro rated for the portion of each such year or years that fell within such remaining portion of the Expiry Period, provided that, following termination of Executive's employment, all benefits payable to Executive under the STIP shall be paid in cash, and provided further that Executive shall acquire 100% of the interest in any shares previously granted to Executive under the STIP in which Executive has not yet acquired an interest pursuant to the STIP at the time of termination of Executive's employment; and (iii) continue to pay the Company's portion of the premium costs or other costs of coverage of medical benefits of Executive and, if Executive's family has medical benefits with the Company at the time Executive's employment terminates, Executive's family that portion of such coverage paid by the Company for other executive officers at the level of coverage elected by Executive during his employment) after termination during the Expiry Period or until Executive commences full-time employment in an executive position with another employer, if earlier.

     In addition to the foregoing and notwithstanding any conflicting position of any other agreement (including, but not limited to, that certain Investor Stockholders Agreement, dated as of June 16, 2005, by and between Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.) and its stockholders) (the "Stockholders Agreement"), upon termination of Executive's employment because of expiration of the Employment Period without renewal, Executive shall have the option to sell to the Company (the "Put Option") and the Company shall have the option to purchase from Executive (the "Call Option"), in either case for a period of 180 days following expiration of the Employment Period, all or any portion of the shares of stock in the Parent held by Executive at that time (which will not include shares granted pursuant to the EIP Plan in which Executive has not yet acquired an interest) for an amount equal to the Fair Market Value (as defined below) of such shares as of the date the Put Option or Call Option is exercised (or, if both such options are exercised at different times but with respect to the same shares, as of the earlier of the two exercise dates). For this purpose, "Fair Market Value" shall mean (i) if shares of stock in the Parent are not listed or quoted on a nationally recognized market or exchange, the amount determined by the Board of Directors of the Parent, in good faith, taking into account the value of comparable companies, historical performance of the Company and without regard to minority discounts, and reasonably anticipated future performance of the Company, and (ii) if shares of stock in the Parent are listed or quoted on a nationally recognized market or exchange, the closing price per share of such stock on the date of the exercise of the Put Option or Call Option, as applicable (or the next following business day, if such option is not exercised on a business day). An option described herein shall be exercisable only upon written notice from the exercising party to the other party given within the 180-day option period. The purchase price for the shares shall be payable in cash in a single


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lump sum not later than thirty (30) days after the applicable exercise date;
provided, however, that in the case of exercise of the Put Option, the Company will not pay the purchase price in cash if, at the time payment is due, there is an existing and continuing default or event of default under any of the Company's material debt obligations or payment of the purchase price would cause a default or event of default under any of the Company's material debt obligations. In the event the purchase price for the shares may not be paid hereunder in cash, the Company will pay the purchase price by issuance of a promissory note, which shall accrue interest at the prime rate, on terms acceptable to the Company's lenders, payment with respect to which shall be made (in whole or in part) at the earlier of (i) maturity, or (ii) the earliest date on which (a) no default or event of default under any of the Company's material debt obligations exists or is continuing, and (b) payment may be made without causing a default or event of default under any of the Company's material debt obligations. The Company may, with Executive's prior written consent (which consent shall not be unreasonably withheld), assign its obligations under this paragraph to any affiliate of the Company; provided, however, that such obligations may be assigned or transferred without Executive's prior written consent pursuant to a merger or consolidation in which the Company is not the continuing entity or a sale, liquidation, or other disposition of all or substantially all of the Company's assets, provided that the assignee or transferee is the successor to all or substantially all of the Company's assets and assumes the liabilities, obligations, and duties of the Company under this Agreement, either contractually or as a matter of law.

     Except as may otherwise be expressly provided in this Agreement, in any Benefit Plan, or other agreement between the Company and Executive, Company shall have no further obligation to Executive other than to reimburse Executive for reasonable business expenses incurred prior to termination.

          (d) Termination Without Cause. If Executive's employment is terminated by Company prior to the expiration of the Employment Period for any reason other than Cause and for so long as Executive is not in breach of his continuing obligations under Sections 8 and 9, Company shall (i) continue to pay Executive his Base Salary in effect immediately prior to the end of the Employment Period for a period of 24 months after the date of termination (the "Termination Period"); (ii) with regard to the STIP, pay a bonus at the time incentive compensation would otherwise be payable under the STIP for the year of termination on the basis of the Company's performance relative to target achieved for the full year and, in respect of the remainder of the Termination Period, pay a bonus at the time incentive compensation would otherwise be payable under the STIP for the year or years (or part thereof) in the remaining portion of the Termination Period on the basis that the Company achieved target for such year or years, but pro rated for the portion of each such year or years that fell within such remaining portion of the Termination Period, provided that, following termination of Executive's employment, all benefits payable to Executive under the STIP shall be paid in cash, and provided further that Executive shall acquire 100% of the interest in any shares previously granted to Executive under the STIP in which Executive has not yet acquired an interest pursuant to the STIP at the time of termination of Executive's employment; (iii) with regard to the EIP, Executive shall be credited with years of service for vesting purposes for the time that would have otherwise been remaining in the Employment Period but for the early termination, provided that in no event shall Executive be credited with fewer than four years of service for time-based vesting purposes under the EIP following termination of Executive's employment without cause;


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and provided further that in the event four (but not five) actual years of service have been credited to Executive for time-based vesting purposes under the EIP at the time of Executive's termination of employment without cause, Executive shall be credited with a partial fifth year of service based on the actual number of whole months in such year worked prior to termination of employment, and the percentage under Section 5.02.C. of the EIP shall be adjusted proportionately to take into account such partial year of service; (iv) with regard to the EIP, in the event of a liquidity event (as defined in the EIP), if the return on invested capital (as defined in the EIP) is not less than 0% then Executive shall be entitled to the greater of (A) or (B) where: (A) equals the interest in shares acquired by applying the provisions of the EIP taking into account provision 7(d)(iii) above and (B) equals the interest in the shares acquired by applying the provisions of the EIP where the applicable percentage under Section 5.02.A. of the EIP is 25% and the applicable percentage under Section 5.02.C. of the EIP is 100%; and (v) continue to pay the Company's portion of the premium costs or other costs of coverage of medical and life insurance benefits of Executive and, if Executive's family is covered for such benefits with the Company at the time Executive's employment terminates, Executive's family (i.e., that portion of such coverage paid by the Company for other executive officers at the level of coverage elected by Executive during his employment), subject to the terms and provisions of any applicable benefit plan and subject to approval by any applicable insurance carrier, after termination for the duration of the Termination Period or until Executive commences full time employment in an executive position with another employer, if earlier. In the event coverage is not approved by insurance carrier, the Company will obtain coverage for Executive and Executive's family that is at least as favorable as the coverage Executive had before termination.

     In addition to the foregoing, upon termination without cause, Executive and the Company shall have the Put Option and Call Option (respectively) described in Section 7(c) hereof.

     Except as may otherwise be expressly provided in this Agreement, in any Benefit Plan, or other agreement between the Company and Executive, Company shall have no further obligation to Executive other than to reimburse Executive for reasonable business expenses incurred prior to termination.

          (e) Disability. If this Agreement is terminated because of Executive's Disability, the Company shall continue to pay (in addition to disability payments) the following until Employee reaches the age of sixty-five (65) or until Executive commences full-time employment in an executive position with another employer, if earlier: Base Salary and the Company's portion of the premium costs or other costs of coverage of medical and life insurance benefits of Executive and, if Executive's family is covered for such benefits with the Company at the time Executive's employment terminates, Executive's family (i.e., that portion of such coverage paid by the Company for other executive officers at the level of coverage elected by Executive during his employment), subject to the terms and provisions of any applicable benefit plan and subject to approval by any applicable insurance carrier. In the event coverage is not approved by insurance carrier, the Company will obtain coverage for Executive and Executive's family that is at least as favorable as the coverage Executive had before termination. With regard to the STIP, Executive shall acquire 100% of the interest in any shares previously granted to Executive under the STIP in which Executive has not yet acquired an interest pursuant to the STIP at the time of termination of Executive's employment. With regard to the EIP, Executive


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shall be credited with five (5) years of service for time-based vesting purposes under the EIP following termination of Executive's employment because of Executive's Disability.

     In addition to the foregoing, upon termination due to Disability, Executive and the Company shall have the Put Option and Call Option (respectively) described in Section 7(c) hereof.

          (f) Death. If Executive's employment is terminated because of Executive's death, Company shall (i) continue to pay Executive's Base Salary that would have otherwise been paid during the remaining Employment Period, but for the early termination; (ii) with regard to the STIP, pay a bonus at the time incentive compensation would otherwise be payable under the STIP for the year of termination on the basis of the Company's performance relative to target achieved for the full year, and one additional year at target, provided that, following termination of Executive's employment, all benefits payable to Executive (or Executive's beneficiary) under the STIP shall be paid in cash, and provided further that Executive shall acquire 100% of the interest in any shares previously granted to Executive under the STIP in which Executive has not yet acquired an interest pursuant to the STIP at the time of termination of Executive's employment; (iii) with regard to the EIP, credit Executive with five
(5) years of service for time-based vesting purposes under the EIP following termination of Executive's employment because of Executive's death; and (iv) continue to pay the Company's portion of premium costs or other cost or coverage of medical benefits for Executive's family, if Executive's family has medical benefits with the Company at the time Executive's employment terminates, for the remaining Employment Period (ignoring early termination), subject to the terms and provisions of any applicable benefit plan and subject to approval by any applicable insurance carrier. In the event coverage is not approved by insurance carrier, the Company will obtain coverage for Executive's family that is at least as favorable as the coverage Executive had before termination.

     In addition to the foregoing, upon termination due to death, Executive's personal representative shall have the Put Option described in Section 7(c) hereof and the Company shall have the Call Option described in Section 7(c) hereof.

     Except as may otherwise be expressly provided in this Agreement, in any Benefit Plan, or other Agreement between the Company and Executive, Company shall have no further obligation to Executive other than to reimburse Executive for reasonable business expenses incurred prior to termination. Amounts payable shall be paid to Executive's designated beneficiary under this Agreement or, if Executive has not designated a beneficiary in writing to the Company, to the personal representative(s) of Executive's estate. For purposes of this Section, Executive may designate an inter vivos revocable living grantor trust as Executive's beneficiary.

     8. Covenant Not to Compete. Without the consent of the Company, Executive shall not directly or indirectly at any time during the Employment Period and for a period of two (2) years thereafter, unless a shorter period of time is specified in writing by Company to Executive within 30 days following the termination of employment for any reason (the "Non-Competition Period"): (a) undertake employment as an owner, director, partner, officer, employee, affiliate, or consultant with any business entity directly engaged principally in the manufacture of


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aerostructures; provided, however, that Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, of not greater than two percent (2%) of the outstanding securities of a company listed on or through a national securities exchange; (b) undertake the solicitation of any customer of the Company, or the Company's parent, or any subsidiary of the Company or Company's parent, except for the benefit of the Company; or (c) contact any employee of the Company, the Company's parent, or any subsidiary of the Company or Company's parent for the purpose of hiring, diverting, or otherwise soliciting employment. Notwithstanding the above, Executive shall not be deemed in violation of this
Section 8 if Executive undertakes employment with a competitor of the Company but does not participate in the activities of the competitor that compete with the Company (e.g., working in a division of a competing company where that division sells non-competitive products).

     9. Confidential Information. Without the express written consent of the Company, Executive shall not at any time (either during or after the termination of this Agreement for any reason) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, the Company's parent, or any of their affiliates, or the Company's, the Company's parent, or any of their affiliates' trade secrets or inventions of which Executive has gained knowledge during his employment with the Company. This Section 9 shall not apply to any such information that: (a) Executive is required to disclose by law; or (b) has been otherwise disseminated, disclosed, or made available to the public.

     10. Effect of Breach. Executive agrees that a breach of Sections 8 or 9 cannot adequately be compensated by money damages and, therefore, Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of either such provision, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

     11. Security Clearances. Executive covenants and agrees that Executive will, at all times during the Employment Period, use his best efforts to obtain and/or maintain appropriate United States security clearances. No breach of this
Section 11 shall be deemed to occur during the period that Executive's initial application for United States security clearance is pending, unless and until such application is denied. If Executive's employment with the Company is terminated by the Company due to loss of, or failure to obtain, United States security clearances, such termination shall be treated for purposes of this Agreement as termination without cause; provided, however, that nothing in this
Section 11 shall prevent the Company from terminating Executive's employment for Cause if a direct factor causing the loss of, or failure to obtain, such security clearances is itself a basis for terminating Executive's employment for Cause.

     12. Alternative Dispute Resolution.

          (a) Mediation. Executive and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies,, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid,, illegal, or otherwise voidable or void) or the dealings or relationship between Executive and the Company ("Disputes") to mediation in Chicago, Illinois and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Executive shall pay their respective attorneys' fee and other costs associated with the mediation, and Company and Executive shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

          (b) Arbitration. Subject to Section 12(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Chicago, Illinois and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. Sections 1 et seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due); specific performance, injunctive relief, and of this Agreement, reasonable attorneys' fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Executive shall pay their respective attorneys' fee and other costs associated with the arbitration, and the Company and Executive shall equally bear the costs and fees of the arbitrator.

          (c) Confidentiality. Executive and Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 12(a) and Section 12(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the Company or Executive, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Executive's or Company's disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph.

          (d) Injunctions. Notwithstanding anything to the contrary contained in this Section 12, the Company, and Executive shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that Company and Executive must contemporaneously submit the Disputes for non-binding mediation under Section 12(a) and then for arbitration under

Section 12(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

          (e) Reimbursement of Fees. Company shall reimburse Executive at least quarterly for seventy-five (75) percent of all attorneys' fees, mediator fees, and arbitrator fees incurred by Executive, regardless of the outcome of any proceedings under this Section 12.

     13. Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

     To the Company:

          Spirit AeroSystems, Inc.
          Attention: Jeffrey L. Turner, Chief Executive Officer
          3801 South Oliver
          Wichita, KS 67210
          Facsimile Number: (316) 523-8814

     or such other person or address as designated in writing to Executive.

     To Executive:

          Ulrich Schmidt

     at his last known residence address or to such other address as designated by him in writing to Company.

     14. Successors. Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Executive or Executive's beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Executive's beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of Company, its successors and assigns, and Executive and shall be enforceable by them and Executive's heirs, legatees, legal personal representatives. The Company may not assign its rights or obligations under this Agreement without Executive's prior written consent (which consent shall not be unreasonably withheld), except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation, or other disposition of all or substantially all of the Company's assets, provided that the assignee or transferee is the successor to all or substantially all of the Company's assets and assumes the liabilities, obligations, and duties of the Company under this Agreement, either contractually or as a matter of law.

     15. Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign the, same by the Board. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company shall govern issues related to the issuance of shares of its Common Stock. Except as provided in Section 12, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Chicago, Illinois. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     16. No Mitigation/No Offset; Indemnification.

          (a) No Mitigation/No Offset. In the event of any termination of his employment, Executive shall be under no obligation to seek other employment and, except as otherwise expressly provided herein, there shall be no offset against or reduction of amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. Except as expressly provided herein, the Company's obligation to make any payment pursuant to, and otherwise perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason, except that the Company shall be entitled to offset amounts payable hereunder against any and all amounts owed by Executive to the Company or an Affiliated Company due to Executive's material breach of this Agreement, fraudulent or dishonest conduct, or conviction of a felony with respect to assets of the Company or an Affiliated Company.

          (b) Indemnification. The Company will indemnify Executive to the same extent the Company indemnifies its directors and will provide such indemnity on a basis substantially similar, in both form and substance, to the indemnity provided to the Company's directors.

     17. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     18. Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Executive and may not be changed except by a writing duly executed and delivered by the Company and Executive in the same manner as this Agreement.

     19. Survival. Anything to the contrary notwithstanding, the rights and obligations under Sections 8, 9, 10, 12, 13, 14, 15, 16, 18, 21, and 22 shall survive the termination of this Agreement.

     20. Counterparts. Company and Executive may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     21. Conflicting Terms. If the terms of this Agreement conflict with the terms of any of the Benefit Plans or the Stockholders Agreement, the term that provides the greatest benefit to Executive shall prevail.

     22. Certain Additional Payments by the Company. In the event any amount (whether paid or payable or distributed or distributable) by the Company or an Affiliate Company to or for the benefit of Executive pursuant to this Agreement, the STIP, the EIP or otherwise would be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto), or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively "Excise Taxes"), the Company shall make an additional payment or payments to Executive (a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax. In addition to the foregoing, the Company shall pay to Executive the reasonable fees and expenses incurred by Executive in determining the amount of such Excise Taxes and any audit or contest of such Excise Taxes. All amounts shall be paid by the Company within a reasonable period of time after receipt of notice from Executive.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     23. Purchase of Shares and Matching Grant. On the Commencement Date, Executive agrees to purchase from the Parent and the Parent agrees to sell to Executive 100,000 shares of the parent's common stock at $10.00 per share, which investment will be matched on a 4 to 1 basis by a grant of restricted shares in Parent, subject to and in accordance with the terms and conditions of the EIP. In connection with the foregoing and as a condition to the purchase and granting of shares, Executive agrees to execute such documents and take such other action as may reasonably be required by Company or the Parent, including, but not limited to, executing a subscription agreement in a form satisfactory to the Parent and executing a counterpart to this Stockholders Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        SPIRIT AEROSYSTEMS, INC.


                                        By: /s/ Seth Mersky
                                            ------------------------------------
                                        Name: Seth Mersky
                                        Title: Director

                                        "Company"


                                        SPIRIT AEROSYSTEMS HOLDINGS, INC. (which is a party to this Agreement solely respect to its obligation to deliver shares to Executive pursuant to Section 23 of the Agreement and not as a guarantor or surety of any obligation of the Company or any other person under this Agreement)


                                        By: /s/ Seth Mersky
                                            ------------------------------------
                                        Name: Seth Mersky
                                        Title: Director

                                        "Parent"


                                        /s/ Ulrich Schmidt
                                        ----------------------------------------
                                        Ulrich Schmidt

                                        "Executive"

                            SPIRIT AEROSYSTEMS, INC.
                                3801 SOUTH OLIVER
                              WICHITA, KANSAS 67210

                                 August 3, 2005

Mr. Ulrich Schmidt
6907 Ancient Oak Lane
Charlotte, NC 28277

     RE: Employment Agreement dated as of August 3, 2005, by and between Spirit AeroSystems, Inc. and Ulrich Schmidt (the "Employment Agreement")

Dear Rick:

     Spirit AeroSystems, Inc. (the "Company") on the Commencement Date (as defined in the Employment Agreement) will pay to you in immediately available funds a portion of the amount set forth in Section 5(b) of the Employment Agreement. Such portion will be an amount which, after deduction of all withholding taxes on such amount, will equal S1,000,000, which Spirit AeroSystems Holdings, Inc. will accept in purchase of 100,000 of its shares in accordance with Section 23 of the Employment Agreement. The remainder of the $4,100,000 will be paid on or before January 15, 2006.

     On the Commencement Date you will become a full-time employee of the Company entitled to all benefits under Section 3(b) of the Employment Agreement calculated on your Base Salary of $432,500 per year; however, for the period from the Commencement Date to September 12, 2005, the payment of your Base Salary under Section 3(a)(i) shall be calculated on the following basis:

                                 Number of Days in Wichita
                      $432,500 x -------------------------
                                            260

     The Company will offer you an Indemnification Agreement to be entered into between the Company and you providing indemnity similar to that provided to the Company's directors (similar to that in the draft Director Indemnification Agreement form provided to you).

                                        Very truly yours,

                                        SPIRIT AEROSYSTEMS, INC.


                                        /s/ Seth Mersky
                                        ----------------------------------------
                                        Seth Mersky, Director